Exhibit 99.2
SIXTH AMENDMENT
TO
AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
AND ESCROW INSTRUCTIONS
     THIS SIXTH AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “Amendment”) is made as of the 21st day of January, 2009, between GERA DANBURY LLC, a Delaware limited liability company (“Seller”), and MATRIX CONNECTICUT, LLC, a Delaware limited liability company (“Buyer”).
     WHEREAS, Seller and Buyer entered into that certain Agreement for Purchase and Sale of Real Property and Escrow Instructions dated as of October 31, 2008, as amended by that certain First Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions dated as of January 8, 2009, Second Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions dated January 12, 2009, Third Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions dated January 14, 2009, Fourth Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions dated January 16, 2009, and Fifth Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions dated January 20, 2009 (collectively, the “Agreement”);
     WHEREAS, Buyer and Seller previously agreed to extend the Inspection Period until January 21, 2009;
     WHEREAS, Buyer has requested, and Seller has agreed, to further extend the date on which the Inspection Period expires from January 21, 2009 to January 23, 2009; and
     WHEREAS, the Seller and Buyer desire to further amend the Agreement on the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     1. Defined Terms. Except as provided to the contrary herein, all capitalized terms used in this Amendment shall have the same meaning assigned thereto in the Agreement.
     2. Extension of Inspection Period. Seller and Buyer hereby agree that the date on which the Inspection Period expires shall be further extended up to and including January 23, 2009.
     3. Deposits. In the event that Buyer does not exercise its right to terminate the Agreement pursuant to Section 6.1 of the Agreement, Buyer shall deliver the Additional Deposit of $5,000,000.00 to Escrow Holder in accordance with Section 2.1 of the Agreement on or prior to January 23, 2009.
     4. Ratification. Except as provided to the contrary herein, the parties hereto hereby ratify and reaffirm all of the terms and conditions of the Agreement, which, as modified by the Amendment, shall continue in full force and effect.
     5. Facsimile. The parties contemplate that they may be executing counterparts of the Amendment transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.
     6. Counterparts. This Amendment may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Amendment.
     IN WITNESS WHEREOF, each of the parties hereto has signed this Amendment as of the date first written above.

SELLER: GERA DANBURY LLC, a Delaware limited liability company
By:	/s/ Andrea R. Biller
	Name:	Andrea R. Biller
	Title:	Executive Vice President

BUYER: MATRIX CONNECTICUT, LLC, a Delaware limited liability company
By:	/s/ Glen Nelson
	Name:	Glen Nelson
	Title:	Manager